Exhibit 99.1

PRESS RELEASE

Contact: Michael J. Lambert EVP & Chief Financial Officer NuVasive, Inc. 858.909.3394 investorrelations@nuvasive.com	Investors: Stephan Ogilvie VP, Corporate Development & Investor Relations NuVasive, Inc. 201-322-6515 investorrelations@nuvasive.com

Media: Nicholas S. Laudico The Ruth Group 646-536-7030 nlaudico@theruthgroup.com

NuVasive® Implements Key Changes to Sales Management Team

SAN DIEGO, December 10, 2012—NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, is pleased to announce significant leadership changes to its sales management team.

Since the end of the third quarter, Alex Lukianov, Chairman and CEO, has taken multiple steps to ensure the company regains its industry leading growth in the short term and for years to come. Matt Link assumes responsibility for U.S. Sales as Executive Vice President. Mr. Link will report directly to the CEO and will have responsibility over all domestic sales-related activities including training and operations. Mr. Link joined NuVasive in 2006 after his tenure with DePuy Orthopedics and then DePuy Spine in a regional sales leadership role. He has quickly elevated through the NuVasive sales organization as a result of his proven leadership ability and exceptional performance as Sales Director, Area Vice President and a Senior Vice President. His leadership, cultural focus, dynamic energy and steadfast commitment to drive top-line growth will continue to be instrumental in expanding sales revenue.

As previously announced, Russell Powers was promoted this quarter to Executive Vice President of International reporting to the CEO. Mr. Powers joined NuVasive in 2010 and has served exceptionally well in executive positions in Marketing and in Operations. He brings a wealth of experience to NuVasive which includes more than 20 years in orthopaedics and spine. Mr. Powers joined NuVasive after 13 years with Medtronic Spinal & Biologics where he held several executive leadership positions in Marketing, Sales and International. We are confident in Mr. Powers delivering significant growth in existing and emerging markets with a strong profitability contribution through his formidable drive to succeed and very extensive and successful history in International.

Scott Durall assumes the position of Executive Vice President of Strategic Sales and Operations. His role will include working with both Mr. Link and Mr. Powers with the shared objective of growing revenue through improved operational efficiencies to directly influence NuVasive sales representatives and expand our presence in national account networks. Mr. Durall joined NuVasive in 2008 in a regional sales leadership role and has been vital to efficiently driving revenue as an Area Sales Vice President and as Senior Vice President of Sales Operations. He came to NuVasive following his time at U.S. Surgical Corp. as Sales Director and after 10 years with Boston Scientific as an accomplished executive leader in corporate sales. He brings tremendous experience, cultural acumen and ability to achieve results to this revamped position.

Alex Lukianov, Chairman and CEO, stated, “The ability to promote internally for these roles is culturally invaluable and I have tremendous confidence in the team we have organized to help us achieve our vision to further change spine surgery now and as a $1 billion start-up.”

NuVasive also announced that as of December 7, the U.S. Sales Force has grown rapidly from 312 at the end of the third quarter to its present size of 329. The accelerated pace of sales force hiring with outstanding candidates and prospects both supports this quarter and prepares NuVasive for 2013.

Alex Lukianov, Chairman and CEO, said, “I am very pleased to be directly engaged with our sales executives to actively address recent competitive challenges in the field and re-build sales momentum. I believe we are making progress on multiple initiatives to ensure the sales force penetrates deeper into accounts and goes wider with new accounts that have already shown significant progress ahead of plan. Moreover, these ongoing efforts are not expected to hinder the company’s outlook on profitability. We have industry leading products, outstanding support services and top executives to very effectively drive sales. Establishing the sales leadership team to execute our growth goals is mission-critical. I am very pleased with our team and our progress in this quarter has already been excellent. I look forward to working even more closely with this group of leaders to execute our market share taking strategy both domestically and internationally,” said Lukianov.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine. The Company is the 4th largest player in the $7.9 billion global spine market. NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines several categories of solutions that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system and intra-operative monitoring support; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 75 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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